Exhibit 15
October 9, 2025
To the Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3 No.’s 333-284844 and 333-272728, and Form S-8 No.’s 333-142424, 333-149308, 333-154818, 333-151060, 333-212525, and 333-288620) of Delta Air Lines, Inc. for the registration of its securities of our report dated October 9, 2025 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2025.

/s/ Ernst & Young LLP